Exhibit 33.4

Management’s Assertion on

Compliance with Regulation AB Criteria

BancTec, Inc. (“BancTec” or the “Asserting Party”) is responsible for assessing its compliance, as of and for the fiscal year ended November 30, 2010 (the “Reporting Period”), with certain servicing criteria applicable to it in connection with the Services Agreement dated as of September 30, 2008 (the “Services Agreement”) between BancTec, Inc. (“BancTec”) and DFS Services LLC, an affiliate of Discover Bank. The Asserting Party used the criteria set forth in Items 1122(d)(2)(i) and (d)(4)(iv) (such applicable criteria, as discussed below, the “Applicable Servicing Criteria”), to assess such compliance. The transactions covered by this report include all asset-backed securities transactions involving credit card receivables conducted by Discover Card Master Trust I and Discover Card Execution Note Trust that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or were not required to be registered where the related asset-backed securities were outstanding during the Reporting Period (the “Platform”).

BancTec does not have sole responsibility for either of the Applicable Servicing Criteria, but instead provides support services to DFS Services LLC and Discover Bank that are necessary to their compliance with the Applicable Servicing Criteria. Specifically, BancTec is responsible for (a) capturing data with respect to cardmember payments and associated checks, (b) transmitting such data to DFS Services LLC and Discover Bank on a timely basis consistent with their compliance with the Applicable Servicing Criteria, and (c) delivering certain of such checks to a third party financial institution for deposit into a bank account held in the name of Discover Bank. BancTec is not responsible for (x) ensuring that deposits are posted to Discover Bank’s bank accounts, (y) following up with regard to unposted deposits, and (z) posting payments to any cardmember’s account. BancTec has assessed its compliance with the Applicable Servicing Criteria, to the extent it is responsible for such aspects of such compliance, and has concluded that the Asserting Party has complied, in all material respects, with those aspects of the Applicable Servicing Criteria for which it is responsible for the Reporting Period with respect to the Platform taken as a whole.

Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the assessment of compliance with the Applicable Servicing Criteria.

BancTec, Inc.

By:	/s/ Maria L. Allen
Maria L. Allen Sr. Vice President and President, North American Operations

Date: February 15, 2011